Exhibit 11.1

                       Heuristic Development Group, Inc.
                       Computation of Earnings Per Share


                                                           For the year ended
                                                        ------------------------
                                                           1995         1996
                                                           ----         ----

Net (loss) ..........................................  ($876,000)   ($1,407,000)
                                                       =========    ===========
Shares:
       Weighted average number of common shares
       outstanding (1) ..............................    281,612        281,612

Shares to be issued in connection
with the conversion of:

     i) Preferred stock and unpaid dividends ........    175,793        175,793
     ii) Notes payable and accrued interest .........    263,921        263,921

Less: Escrow shares .................................   (349,370)      (349,370)
                                                       ---------    -----------
Proforma weighted average number of shares
  outstanding .......................................    371,956        371,956
                                                       =========    ===========
Proforma net (loss) per share .......................     ($2.36)        ($3.78)
                                                       =========    ===========

(1) In accordance with Securities and Exchange Commission requirements, all common shares issued, including the shares issued in the proposed reorganization by the Company, at a price below the proposed offering price during the twelve-month period prior to the filing of the initial public offering have been included in the calculation as if they were outstanding for all periods.